Exhibit 4.21

Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel:  020-7774-1000 | Telex:  887902 | Cable:  GOLDSACHS LONDON | Registered in England No. 2263951 | Registered Office as Above | Authorised and Regulated by the Financial Services Authority

To:	Arcos Dorados B.V. Prins Bernhardplein 200 1097 JB Amsterdam, The Netherlands

From:	Goldman Sachs International

Re:	Amendment No. 5 to Share Swap Transaction

Ref. No:	SDB4174646513

Date:	September 12, 2014

Reference is made to the Share Swap Transaction Confirmation dated as of August 13, 2012, among Goldman Sachs International (“Dealer”), Arcos Dorados B.V., a besloten vennootschap met beperkte aansprakelijkheid duly organized and validly existing under the laws of the Netherlands and having its corporate seat in Amsterdam, the Netherlands (“Counterparty”), and Arcos Dorados Holdings Inc. (“Holdings”), as amended by the Amendment to Share Swap Transaction dated as of October 22, 2012, Amendment No. 2 to Share Swap Transaction dated as of November 28, 2012, Amendment No. 3 to Share Swap Transaction dated as of April 4, 2013 and Amendment No. 4 to Share Swap Transaction dated as of August 15, 2013 (such amendments, collectively, the “Amendments”), in each case, among Dealer, Counterparty and Holdings (as so amended, the “Confirmation”). The purpose of this letter agreement (this “Amendment Agreement”) is to amend certain terms set forth in the Confirmation as described below. All capitalized terms used, but not defined herein, shall have the meanings assigned thereto in the Confirmation. Except as expressly modified herein, the Confirmation shall remain in full force and effect. Notwithstanding anything in the Confirmation to the contrary, each of Dealer, Holdings and Counterparty hereby agrees as follows:

1.             Amendments.

(a)           Amendments to the Confirmation. The following amendments to the Confirmation shall be deemed to be effective as of the date of this Amendment Agreement:

(i)           The dates “August 12, 2014” and “September 12, 2014” in the fourth line of the provision opposite the caption “Valuation Period” in Section 2 of the Confirmation are hereby deleted and replaced with the dates “August 26, 2014” and “September 26, 2014”, respectively.

(ii)           The provision opposite the caption “Valuation Date(s)” in Section 2 of the Confirmation is hereby deleted in its entirety and replaced with “(i) November 20, 2012, February 20, 2013, May 20, 2013, August 15, 2013, November 20, 2013, February 20, 2014, May 20, 2014 and September 12, 2014 (each, a “Quarterly Valuation Date”) and (ii) each Equity Valuation Date”.

(b)          Counterparty Guaranty.

(i)           Counterparty shall deliver to Dealer on or before September 19, 2014 a counterparty guaranty (the “Counterparty Guaranty”), to be dated as of a date no later than September 19, 2014, by each of the subsidiary guarantors set forth in Annex B to the Confirmation in favor of Dealer as beneficiary thereof and substantially in the form of Annex B to the Confirmation; provided that the Counterparty Guaranty shall reference the obligations and liabilities of Counterparty under the Confirmation as amended by each of the Amendments; provided, further, that Counterparty shall use its commercially reasonable best efforts to ensure that the Counterparty Guaranty becomes enforceable in accordance with its terms against each of the subsidiary guarantors set forth in Annex B to the Confirmation in each of their respective jurisdictions to the satisfaction of Dealer as promptly as possible. The parties hereto agree and acknowledge that the failure by Counterparty to so deliver the Counterparty Guaranty shall constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

(c)           Additional Termination Events. An Additional Termination Event (with the Transaction being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to have occurred if none of the following occurs on or before September 19, 2014:

(i)           the Counterparty Guaranty shall have become effective and enforceable in accordance with its terms against each of the subsidiary guarantors set forth in Annex B to the Confirmation in each of their respective jurisdictions to the satisfaction of Dealer;

(ii)           Counterparty shall have delivered to Dealer the “Delivery Amount” as determined by Dealer, as if Dealer and Counterparty had entered into a Form CSA with: (A) Dealer as the sole  “Secured Party”, (B) Counterparty as the sole “Pledgor”, (C) “Cash” as the sole “Eligible Collateral” and (D) a “Threshold” with respect to Counterparty of USD3,000,000.00 (in each case as defined in the Form CSA); or

(iii)           Dealer and Counterparty shall have entered into a letter agreement incorporating the 1994 ISDA Credit Support Annex (Bilateral Form – New York Law) (the “Form CSA”) and including the parties’ elections with respect to Paragraph 13 of the Form CSA to the reasonable satisfaction of Dealer, which shall constitute a Credit Support Document in relation to Counterparty with respect to the Transaction for purposes of the Agreement.

2.            Representations and Warranties.  Each party hereto represents to the other parties hereto, as of the date hereof, as to the matters set forth in Section 3(a) of the Agreement; provided that references in such Section to the Agreement shall be to this Amendment Agreement. Counterparty hereby repeats, as of the date of this Amendment Agreement, all the representations, warranties and acknowledgments contained in Sections 3 and 4 of the Confirmation (other than Sections 4(d), 4(l) and 4(m) of the Confirmation), as if such representations, warranties and acknowledgments were made with respect to the Confirmation and the Transaction as amended by this Amendment Agreement and the Amendments. Counterparty hereby represents and warrants to Dealer that, as of the date hereof, the copies of resolutions provided by Counterparty and Holdings, as adopted by their respective boards of directors and, in the case of Counterparty, its sole shareholder, to Dealer on the Trade Date authorize the Transaction as amended by this Amendment Agreement and the Amendments, and such resolutions have been duly adopted and remain in effect on the date hereof.

3.            Governing Law and Jurisdiction.  This Amendment Agreement and all matters and all non-contractual obligations arising out of in connection with the Amendment Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of law doctrine other than Title 14 of Article 5 of the General Obligations Law of New York). This Amendment Agreement is also subject to, and incorporates, the jurisdiction provisions contained in Section 13(b) of the Agreement; provided that in the first line of Section 13(b) the following shall be inserted after the word, “Agreement”, “including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Agreement”.

5.            Counterparts.  This Amendment Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Amendment Agreement by signing and delivering one or more counterparts.

[Signature page follows.]

Counterparty and Holdings hereby agree (i) to check this Amendment Agreement carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (ii) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the Amendment Agreement, by manually signing this Amendment Agreement or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Celine Assouline
Authorized Signatory

Celine Assouline Managing Director

Agreed and Accepted By:

ARCOS DORADOS B.V.

By:	/s/ Miguel Sanchez de Bustamante
	Name:	Miguel Sanchez de Bustamante
	Title:	Attorney-in-fact

ARCOS DORADOS HOLDINGS INC.

By:	/s/ Miguel Sanchez de Bustamante
	Name:	Miguel Sanchez de Bustamante
	Title:	Attorney-in-fact

Signature Page to Share Swap Transaction Confirmation Amendment No. 5